UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

ISTA PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

BAUSCH & LOMB INCORPORATED

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MASTER Q&A

1.	Why has Bausch + Lomb agreed to acquire ISTA? What is the strategic rationale?
Bausch + Lomb is uniquely-positioned to maximize the value of the combination because:
•	Our companies share a strong, overlapping customer base in the U.S. and complementary, high growth products that get strong interest from the prescribing base
•	The combination bolsters our pipeline, nearly doubling mid-to-late stage innovations
•	It will add >$150 million in top line annualized sales upon consummation of the deal, and it’s EBITDA accretive in the first full year
•	ISTA’s unique product development and regulatory expertise will benefit our overall portfolio
•	We already manufacture nearly all of ISTA’s current U.S. products, and have done so for many years;
•	We have a rich 160 year heritage and a sole focus on eye health.
•	Our companies both have deep roots and a shared commitment to doing business in Orange County, California

2.	What is the significance of this agreement?
This represents a significant milestone for our Pharmaceuticals business and for our company overall.  The combined portfolio creates a powerful offering for our customers, and we get access to a pipeline that complements our internal D&R initiatives. This agreement also demonstrates Bausch + Lomb’s continued commitment to our Pharmaceutical business and to bringing meaningful medical advances to the many physicians and patients we serve.

3.	Who is ISTA?
ISTA is a rapidly growing commercial-stage, multi-specialty pharmaceutical company developing, marketing and selling its own products in the United States and Puerto Rico.  ISTA is the third largest branded prescription eye care business in the U.S. and the company has a growing allergy drug franchise.

4.	How many people does ISTA employ? How many people does Bausch + Lomb employ in Pharma?
ISTA employs approximately 330 people in the U.S. spanning a wide range of functions, with the vast majority in field sales.  Bausch + Lomb has roughly 11,000 employees worldwide with approximately 3800 people in its global Pharmaceuticals business.

5.	What products does Bausch + Lomb get through this combination that they didn’t offer before?
Bausch + Lomb will gain access to ISTA’s industry-proven non-steroidal as well as allergy, glaucoma and spreading agents, rounding out the company’s robust portfolio of branded, generic and OTC products.

Transaction/Financial
6.	What are the terms of the transaction?
Bausch + Lomb will acquire ISTA for a price of $9.10 per share in cash.  The consummation of the transaction is subject to U.S. antitrust approval and other customary closing conditions, including the approval of ISTA’s shareholders.

7.	How did you arrive at the purchase price?
This represents a significant milestone for our Pharmaceuticals business and for our company overall. We arrived at our purchase price as a result of financial and operational analysis conducted as part of a comprehensive due diligence process.

8.	How will you fund the deal?
Bausch + Lomb currently intends to finance the acquisition with a combination of cash on hand and the proceeds of a $350 million incremental term loan facility to be provided under its existing credit facility and available borrowings under its existing revolving credit facilities or, alternatively, to obtain other financing in lieu of the foregoing (provided that Bausch + Lomb intends in all cases to have a combination of cash on hand and committed financing sufficient to finance the acquisition).  Bausch + Lomb has obtained commitments for the full amount of the incremental facility from Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., Credit Suisse AG, Goldman Sachs Bank USA, and Bank of America Merrill Lynch.

Integration
9.	Will ISTA be integrated into Bausch + Lomb?
Upon consummation of the transaction, ISTA will be combined with Bausch + Lomb’s Pharmaceutical business.  Bausch + Lomb and ISTA will establish a pre-combination planning process that will be led by Dan Wechsler, EVP & President of Bausch + Lomb’s Pharmaceutical business that will include a team of leaders from both companies.  The companies will begin implementing an integration plan immediately upon consummation of the transaction.

10.	Will there be changes to products or brands?
At this time, there are no planned changes to our products or brands. Any changes regarding brands or products will be made as part of the integration process, as appropriate.

11.	Will ISTA’s leadership continue with Bausch + Lomb?
Both companies will continue to operate their respective businesses separately and independently pending consummation of the transaction.  Upon consummation of the transaction, an integration team will work to determine the most effective structure to strengthen and fully leverage our combined organizations to best serve our customers.

12.	Will Bausch + Lomb’s current leadership remain in place?
Both companies will continue to operate their respective businesses separately and independently pending consummation of the transaction.  Upon consummation of the transaction, Dan Wechsler will continue to be responsible for the Global Pharmaceutical business and bring together an integration team to determine the most effective structure of the combined organization.  The global headquarters for the combined company will be in Madison, NJ with significant operations in Orange County, California.

Bausch + Lomb Pharma and ISTA Employees
13.	Will there be redundancies as a result of this acquisition?
A pre-combination team (pre-close) and integration team (post-close) will work to determine the most effective structure to strengthen and fully leverage our combined organizations to best serve our customers, and until that time it would be premature to speculate about redundancies.  We are committed to doing what’s best for our customers, our people and our combined business.

14.	Will there be any consolidation of facilities?
Our companies both have deep roots and a shared commitment to doing business in Orange County, California.  An integration team will work to determine the most effective structure to strengthen and fully leverage our combined organizations to best serve our customers, and until that time it would be premature to speculate about how this might impact our facilities.

15.	Can I promote ISTA/Bausch + Lomb products?
No.  Both companies will continue to operate their respective businesses separately and independently pending consummation of the transaction.  Employees must not promote ISTA or its products as part of the Bausch + Lomb portfolio and must not incorporate commercial information about ISTA in selling materials or collateral.

16.	Can I discuss joint business opportunities with ISTA/Bausch + Lomb employees?
No.  There should be no contact between Bausch + Lomb and ISTA employees during the regulatory review process.  Both companies will continue to operate their respective businesses independently – and continue to compete – pending consummation of the transaction.

17.	What should I tell customers/distributors/eye care professionals/retailers/other external stakeholders?
There will be no immediate changes to day-to-day operations. Both companies will continue to operate their respective businesses separately and independently pending consummation of the transaction.  Any changes that may occur as part of the integration process will be communicated to affected stakeholders once decisions are made.

18.	What should I do if I receive a question from the media?
In keeping with Bausch + Lomb policy, employees are not authorized to speak with or answer questions from the media. For all media inquiries, contact Adam Grossberg at adam.grossberg@bausch.com or (973) 360-6439; or Teresa Panas at teresa.panas@bausch.com or (973) 360-6382.

19.	When will we receive more information?
Bausch + Lomb and ISTA are committed to keeping key stakeholders informed throughout this process, where and when appropriate.  In the meantime, please do not hesitate to reach out to your manager if you have any questions.

Bausch + Lomb and ISTA Customers
20.	How will this acquisition impact me?
There will be no immediate changes to day-to-day operations. Both companies will continue to operate their respective businesses separately pending consummation of the transaction.
The companies will work hard to ensure that the integration will be seamless for customers and eye care professionals.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

ISTA plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction.  The Proxy Statement will contain important information about ISTA, Bausch + Lomb, the transaction and related matters.  Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by ISTA through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from ISTA by contacting Investor Relations at 949-789-3159 or jherbert@istavision.com.

ISTA and Bausch + Lomb and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ISTA’s stockholders with respect to the transactions contemplated by the merger agreement.  Information regarding ISTA’s directors and executive officers is contained in ISTA’s Annual Report on Form 10-K for the year ended December 31, 2011, its proxy statement dated November 1, 2011, and its Current Report on Form 8-K filed December 6, 2011, which are filed with the SEC.  As of February 24, 2012, ISTA's directors and officers beneficially owned approximately 5,481,128 shares, or 13.10%, of ISTA's common stock.  Additional information regarding the interests of the participants in the solicitation of proxies in connection with the transaction will be included in the Proxy Statement.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between Bausch + Lomb and ISTA, the expected timetable for completing the transaction, benefits and synergies of the transaction, and any other statements about Bausch + Lomb or ISTA managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the ability to consummate the transaction, and the other factors described in ISTA’s Annual Report on Form 10-K for the year ended December 31, 2011.  Bausch + Lomb and ISTA disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.